Exhibit (n)(4)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York
We hereby consent to the use in the Prospectus Supplement dated August 29, 2014, of our report dated August 25, 2014, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this Prospectus Supplement.

We also consent to the use of our report dated August 29, 2014, relating to the information contained under Senior Securities on page S-57 of this Prospectus Supplement, which is contained as Exhibit (n)(5) to the registration statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
August 29, 2014

R-214 (3/06)